Filed pursuant to Rule 424(b)(5)
Registration No. 333-226636

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated June 1, 2020

Preliminary Prospectus Supplement

(to Prospectus dated August 7, 2018)

$                 % Senior Notes due 20

$                 % Senior Notes due 20

We are offering $                 aggregate principal amount of our     % Senior Notes due 20     (the “20     Notes”) and $                 of our    % Senior Notes due 20     (the “20     Notes” and, together with the 20     Notes, the “notes”). We will pay interest on the 20     Notes semiannually on                  and                  of each year, beginning on                 , 2020. We will pay interest on the 20     Notes semiannually on                  and                  of each year, beginning on                 , 2020. The 20     Notes will mature on                 , 20     and the 20     Notes will mature on                 , 20    .

We may redeem some or all of the notes of either series at any time at redemption prices determined as set forth under “Description of the Notes—Optional Redemption.” Upon the occurrence of a “change of control repurchase event,” we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase, as described under “Description of the Notes—Purchase of Notes upon a Change of Control Repurchase Event.”

Each of the 20    Notes and the 20    Notes are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any automated quotation system.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-10 and the “Risk Factors” contained in our Annual Report on Form 10-K for the year ended March 28, 2020 for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Per 20 Note		20 Note Total	Per 20 Note		20 Note Total
Public offering price (1)		%	$		%	$
Underwriting discount		%	$		%	$
Proceeds, before expenses, to us		%	$		%	$

(1)	Plus accrued interest, if any, from , 2020.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about                 , 2020.

Joint Book-Running Managers

BofA Securities	J.P. Morgan	Deutsche Bank Securities

ING		SMBC Nikko

                    , 2020

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus which describes more general information, some of which may not apply to this offering. You should read both the prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information and Incorporation by Reference.”

In this prospectus supplement, unless otherwise stated or the context otherwise requires, “Ralph Lauren,” “ourselves,” “we,” “our,” and the “Company” refer to Ralph Lauren Corporation and its subsidiaries. Due to the collaborative and ongoing nature of our relationships with our licensees, such licensees are sometimes referred to in this prospectus supplement as “licensing alliances.”

To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We and the underwriters have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or any relevant free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making your investment decision.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since that relevant date. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or a solicitation on our behalf or on behalf of the underwriters, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

This prospectus supplement and accompanying prospectus include registered trademarks, trade names and service marks of the Company and its subsidiaries.

INCORPORATION BY REFERENCE

In this prospectus supplement, we “incorporate by reference” certain information that we file with the Securities and Exchange Commission (the “SEC”), which means that we can disclose important information to you by referring you to that information. The information we incorporate by reference is an important part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus supplement:

•	Annual Report on Form 10-K for the year ended March 28, 2020 (filed May 27, 2020) (the “2020 Form 10-K”);

•	Current Report on Form 8-K (filed April 6, 2020); and

•	The portions of our Definitive Proxy Statement on Schedule 14A (filed June 21, 2019), which were incorporated by reference into our Annual Report on Form 10-K for the year ended March 30, 2019.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished pursuant to Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date of this prospectus supplement until the termination of the offering under this prospectus supplement shall be deemed to be incorporated in this prospectus supplement and the accompanying prospectus by reference. The information contained on or accessible through our website (http://investor.ralphlauren.com) is not incorporated into this prospectus supplement or the accompanying prospectus. The reference to our website is intended to be an inactive textual reference.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement contains or incorporates by reference certain statements that are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements include, without limitation, statements regarding our future operating results and sources of liquidity (especially in light of the COVID 19 pandemic), the impact of our strategic plans, initiatives and capital expenses, and our ability to meet citizenship and sustainability goals and are indicated by words or phrases such as “anticipate,” “outlook,” “estimate,” “expect,” “project,” “believe,” “envision,” “goal,” “target,” “can,” “will,” and similar words or phrases and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed in or implied by such forward-looking statements. These risks, uncertainties, and other factors include, among others:

•

the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, and our ability to effectively transfer knowledge during periods of transition;

•

the impact to our business resulting from the COVID-19 pandemic, including the temporary closure of our stores, distribution centers, and corporate facilities, as well as those of our wholesale customers, licensing partners, suppliers, and vendors, and potential changes to consumer behavior, spending levels, and/or shopping preferences, such as their willingness to congregate in shopping centers or other populated locations;

•	our ability to access capital markets and maintain compliance with covenants associated with our existing debt instruments;

•

our ability to maintain adequate levels of liquidity to provide for our cash needs, including our debt obligations, tax obligations, payment of dividends, capital expenditures, and potential repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs;

•

the impact to our business resulting from changes in consumers’ ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during recessionary periods, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory;

•

the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders, including business disruptions related to pandemic diseases such as COVID-19 and political unrest such as the recent protests in Hong Kong;

•

the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors;

•	our ability to successfully implement our long-term growth strategy;

•

our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories;

•	our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence;

•

our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers;

•	our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment;

•	our ability to continue to maintain our brand image and reputation and protect our trademarks;

•	our ability to competitively price our products and create an acceptable value proposition for consumers;

•

a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business;

•

the potential impact to our business resulting from the imposition of additional duties, tariffs, taxes, and other charges or barriers to trade, including those resulting from current trade developments with China and the related impact to global stock markets, as well as our ability to implement mitigating sourcing strategies;

•

the impact to our business resulting from the United Kingdom’s exit from the European Union and the uncertainty surrounding its future relationship with the European Union, including trade agreements, as well as the related impact to global stock markets and currency exchange rates;

•	the impact to our business resulting from increases in the costs of raw materials, transportation, and labor, including wages, healthcare, and other benefit-related costs;

•

our ability to secure our facilities and systems and those of our third-party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, or similar Internet or email events;

•	our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms;

•	the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible;

•

the potential impact on our operations and on our suppliers and customers resulting from man-made or natural disasters, including pandemic diseases such as COVID-19, severe weather, geological events, and other catastrophic events;

•

changes in our tax obligations and effective tax rate due to a variety of other factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated;

•	our exposure to currency exchange rate fluctuations from both a transactional and translational perspective;

•	the impact to our business resulting from potential costs and obligations related to the early or temporary closure of our stores or termination of our long-term, non-cancellable leases;

•

our ability to achieve anticipated operating enhancements and cost reductions from our restructuring plans, as well as the impact to our business resulting from restructuring-related charges, which may be dilutive to our earnings in the short term;

•

the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation;

•	the potential impact to the trading prices of our securities if our Class A common stock share repurchase activity and/or cash dividend payments differ from investors’ expectations;

•	our ability to maintain our credit profile and ratings within the financial community;

•	our intention to introduce new products or brands, or enter into or renew alliances;

•	changes in the business of, and our relationships with, major wholesale customers and licensing partners;

•	our ability to achieve our goals regarding environmental, social, and governance practices; and

•	our ability to make certain strategic acquisitions and successfully integrate the acquired businesses into our existing operations.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. A detailed discussion of significant risk factors that have the potential to cause our actual results to differ materially from our expectations is described in “Risk Factors” on page S-10 and in Item 1A of our 2020 Form 10-K, which we have filed with the SEC and is incorporated by reference herein. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary does not contain all of the information that you may wish to consider before investing in our securities. We utilize a 52-53 week fiscal year ending on the Saturday closest to March 31 and all references to “Fiscal 2021” represent the 52-week fiscal year ending March 27, 2021. All references to “Fiscal 2020” represent the 52-week fiscal year ended March 28, 2020. All references to “Fiscal 2019” represent the 52-week fiscal year ended March 30, 2019. All references to “Fiscal 2018” represent the 52-week fiscal year ended March 31, 2018. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, especially the risks of investing in our debt securities discussed under “Risk Factors” and the “Risk Factors” contained in our 2020 Form 10-K. All metrics provided within this “Summary” section are as of March 28, 2020, unless otherwise noted.

The Company

Founded in 1967 by Mr. Ralph Lauren, we are a global leader in the design, marketing, and distribution of premium lifestyle products, including apparel, footwear, accessories, home furnishings, fragrances, and hospitality. Our long-standing reputation and distinctive image have been developed across an expanding number of products, brands, sales channels, and international markets. We believe that our global reach, breadth of product offerings, and multi-channel distribution are unique among luxury and apparel companies.

We diversify our business by geography (North America, Europe, and Asia, among other regions) and channel of distribution (retail, wholesale, and licensing). This allows us to maintain a dynamic balance as our operating results do not depend solely on the performance of any single geographic area or channel of distribution. We sell directly to consumers through our integrated retail channel, which includes our retail stores, concession-based shop-within-shops, and digital commerce operations around the world. Our wholesale sales are made principally to major department stores, specialty stores, and third-party digital partners around the world, as well as to certain third-party-owned stores to which we have licensed the right to operate in defined geographic territories using our trademarks. In addition, we license to third parties for specified periods the right to access our various trademarks in connection with the licensees’ manufacture and sale of designated products, such as certain apparel, eyewear, fragrances, and home furnishings.

We organize our business into the following three reportable segments: North America, Europe, and Asia. In addition to these reportable segments, we also have other non-reportable segments.

Our global reach is extensive, as we sell directly to customers throughout the world via our 530 retail stores and 654 concession-based shop-within-shops, as well as through our own digital commerce sites and those of various third-party digital partners. Merchandise is also available through our wholesale distribution channels at over 11,000 doors worldwide, the majority in specialty stores, as well as through the digital commerce sites of many of our wholesale customers. In addition to our directly-operated stores and shops, our international licensing partners operate 80 Ralph Lauren stores, 31 Ralph Lauren concession shops, and 139 Club Monaco stores and shops.

Over the past five fiscal years, we have invested approximately $1.331 billion for capital improvements, primarily funded through strong operating cash flow. We have continued to return value to our shareholders through our common stock share repurchases and payment of quarterly cash dividends. Over the past five fiscal years, the cost of shares of Class A common stock repurchased pursuant to our common stock repurchase program was approximately $1.800 billion and dividends paid amounted to approximately $892 million.

We have been controlled by the Lauren family since the founding of our Company. As of March 28, 2020, Mr. Ralph Lauren, or entities controlled by the Lauren family, held approximately 84% of the voting power of the Company’s outstanding common stock.

We are a Delaware corporation. The address of our principal executive offices and our telephone number at that location is:

Ralph Lauren Corporation

650 Madison Avenue

New York, New York 10022

(212) 318-7000

The Offering

This summary is not a complete description of the notes. For a more detailed description of the notes, see ‘‘Description of the Notes” in this prospectus supplement.

Issuer	Ralph Lauren Corporation.

Securities Offered	$ aggregate principal amount of % Senior Notes due 20 .

$ aggregate principal amount of % Senior Notes due 20 .

Maturity	The 20 Notes will mature on , 20 unless earlier redeemed or repurchased.

The 20 Notes will mature on , 20 unless earlier redeemed or repurchased.

Interest Rate	The 20 Notes will bear interest from , 2020 at the rate of % per annum.

The 20 Notes will bear interest from , 2020 at the rate of % per annum.

Interest Payment Dates	and of each year, beginning , 2020 for the 20 Notes.

pa and of each year, beginning , 2020 for the 20 Notes.

Ranking of Notes	The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations. The notes are not obligations of any of our subsidiaries and none of our subsidiaries has guaranteed the notes.

The notes will be effectively junior to any of our future indebtedness that is secured to the extent of the value of the assets securing such indebtedness. In addition, the notes will be structurally subordinated to all indebtedness, guarantees and other liabilities of our subsidiaries. All of our domestic significant subsidiaries are currently required to guarantee borrowings under our Global Credit Facility (as defined herein) and the notes will be structurally subordinated to our borrowings under our Global Credit Facility to the extent that those borrowings are guaranteed by those subsidiaries and any other subsidiaries of ours that in the future may be required to guarantee borrowings under our Global Credit Facility. As of March 28, 2020, we had no secured indebtedness and our subsidiaries had liabilities of approximately $2.108 billion, in addition to the guarantees of the Global Credit Facility.

Sinking Fund	None.

Optional Redemption	We may redeem the 20 Notes, in whole or in part, at any time at a price equal to 100% of the aggregate principal amount of the 20 Notes we redeem, plus a make-whole premium and accrued and unpaid interest thereon to, but not including, the redemption date.

At any time prior to , 20 ( months prior to the maturity date of the 20 Notes), we may redeem the 20 Notes, in whole or in part, at a price equal to 100% of the aggregate principal amount of the 20 Notes we redeem, plus a make-whole premium. On or after , 20 , we may redeem the 20 Notes at a price equal to their principal amount. In any such case, we also will pay any accrued and unpaid interest thereon to, but not including, the redemption date.

See “Description of the Notes—Optional Redemption.”

Change of Control Repurchase Event	Upon the occurrence of a “change of control repurchase event,” as defined under “Description of the Notes—Purchase of Notes upon a Change of Control Repurchase Event,” we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Certain Covenants	The indenture governing the notes will contain covenants limiting our ability and our subsidiaries’ ability to:

•	create certain liens;

•	enter into sale and leaseback transactions; and

•	consolidate or merge with, or sell, lease or convey all or substantially all of our or their properties or assets to, another person.

However, each of these covenants is subject to a number of significant exceptions. You should read “Description of the Notes—Certain Covenants” for a description of these covenants.

Form and Denominations	We will issue the notes in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company (“DTC”).

You will hold beneficial interests in the notes through DTC, and DTC and its direct and indirect participants will record your beneficial interest in their books. Except under limited circumstances, we will not issue certificated notes.

Further Issuances	We may, without consent of the holders of the notes, create and issue additional notes of the same series as the notes of a series offered hereby ranking equally with the notes of such series in all respects (other than with respect to the date of issuance, issue price and amount of interest payable on the first payment date applicable thereto). These additional notes will be consolidated and form a single series with such notes.

Use of Proceeds	We intend to use the net proceeds of this offering for general corporate purposes, which may include the repayment of $475 million outstanding under our Global Credit Facility and the repayment of all $300 million aggregate principal amount outstanding of our existing 2.625% Senior Notes due August 18, 2020 (the “2020 Notes”).

Conflicts of Interest	As a result of our intended use of the net proceeds from this offering, which may include the repayment of $475 million outstanding under our Global Credit Facility and the repayment of all of our outstanding 2020 Notes, certain of the underwriters and/or their respective affiliates may receive more than 5% of the net proceeds of this offering, not including underwriting compensation, thus creating a conflict of interest within the meaning of Rule 5121 (Public Offerings of Securities with Conflicts of Interest) of the Financial Industry Regulatory Authority, Inc. (“FINRA Rule 5121”). Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. The appointment of a “qualified independent underwriter” is not necessary in connection with this offering as the notes are investment grade rated securities. See “Underwriting (Conflicts of Interest) — Conflicts of Interest.”

Absence of Public Market for the Notes	The notes are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any automated quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so, and any market making in the notes may be discontinued at any time in their sole discretion. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. For more information, see “Underwriting (Conflicts of Interest).”

Governing Law	New York.

Risk Factors	An investment in the notes involves risk. You should carefully consider the information set forth in the section entitled “Risk Factors” beginning on page S-10 of this prospectus supplement and in “Item 1A. Risk Factors” in the 2020 Form 10-K, before deciding whether to invest in the notes. In particular, see “Infectious disease outbreaks, such as the recent COVID-19 pandemic, could have a material adverse effect on our business.” on page 23 of our 2020 Form 10-K, which describes the risks posed to us by the recent novel strain of coronavirus, commonly referred to as COVID-19, pandemic and its impact.

RISK FACTORS

Investing in the notes offered hereby involves risks. Prior to deciding to purchase any notes, prospective investors should consider carefully all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein. In particular, you should carefully consider the risk factors set forth below related to the issuance of the notes and the risk factors that are incorporated by reference herein from the section entitled “Item 1A. Risk Factors” in the 2020 Form 10-K where we identify other factors that could affect our business. See “Incorporation by Reference” in this prospectus supplement and “Where You Can Find More Information” in the accompanying prospectus. Some factors in the “Risk Factors” section of the 2020 Form 10-K are “forward-looking statements.” For a discussion of those statements and of other factors for investors to consider, see “Special Note on Forward-Looking Statements” in this prospectus supplement, “Statements Regarding Forward-Looking Information” in the accompanying prospectus and “Special Note Regarding Forward-Looking Statements” in the 2020 Form 10-K.

Risks related to the notes

Restrictive covenants in the documents governing our indebtedness may limit our ability to undertake certain types of transactions.

We have a credit facility that provides for a $500 million senior unsecured revolving line of credit through August 12, 2024, which is also used to support the issuance of letters of credit and the maintenance of our commercial paper borrowing program that allows us to issue up to $500 million of unsecured commercial paper notes through private placements using third-party broker-dealers (the “Global Credit Facility”). As a result of various restrictive covenants in our credit agreement governing our Global Credit Facility, our financial flexibility is limited in a number of ways. The Global Credit Facility contains a number of covenants that, among other things, restrict our ability, subject to specified exceptions, to incur additional debt, incur liens, sell or dispose of assets, merge with or acquire other companies, liquidate or dissolve, engage in businesses that are not in a related line of business, make loans, advances, or guarantees, engage in transactions with affiliates, and make investments and limits the amount of dividends and distributions on, or purchases, redemptions, retirements or acquisitions of, the Company’s stock that we can make. Additionally, if an event of default occurred under the Global Credit Facility, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest to be immediately due and payable. In such an event, we cannot assure you that we would have sufficient assets to pay the amount due on the notes. As a result, you may receive less than the full amount you would otherwise be entitled to receive on the notes. See, “Description of Other Indebtedness — Global Credit Facility.”

The notes will be effectively subordinated to any of our debt that is secured.

The notes will be unsecured, unguaranteed obligations of Ralph Lauren Corporation and will be effectively subordinated to any secured debt obligations that we may incur in the future to the extent of the value of the assets securing that debt. The effect of this subordination is that if we are involved in a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, or upon a default in payment on, or the acceleration of, any of our secured debt, if any, our assets that secure debt will be available to pay obligations on the notes only after all debt under our secured debt, if any, has been paid in full from those assets. Holders of the notes will participate in any remaining assets ratably with all of our other unsecured and unsubordinated creditors, including trade creditors. We may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. See “Description of the Notes.”

The notes are structurally subordinated to the indebtedness, guarantees and other liabilities of our subsidiaries.

The notes are our obligations exclusively and not of any of our subsidiaries and will be effectively subordinated to the liabilities, including indebtedness, guarantees and trade payables, of our subsidiaries. In particular, all of our domestic significant subsidiaries are currently required to guarantee borrowings under our Global Credit Facility and the notes will also be effectively subordinated to our borrowings under our Global

Credit Facility to the extent that those borrowings are guaranteed by those subsidiaries and any other subsidiaries of ours that in the future may be required to guarantee borrowings under our Global Credit Facility. The incurrence of other indebtedness or other liabilities by any of our subsidiaries is not prohibited in connection with the notes and could adversely affect our ability to pay our obligations on the notes. A significant portion of our operations is conducted through our subsidiaries and our cash flow and consequent ability to service our debt, including the notes, depends in part on our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors, including trade creditors, and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be structurally subordinated to all liabilities, including indebtedness, guarantees and trade payables, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of March 28, 2020, our subsidiaries had approximately $2.108 billion of outstanding liabilities, in addition to the guarantees of the Global Credit Facility.

We are permitted to incur more debt, which may increase our risk associated with our leverage.

Neither we nor any of our subsidiaries are restricted from incurring additional unsecured debt or other liabilities, including additional unsecured senior debt, under the indenture governing the notes. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted under the indenture governing the notes from paying dividends or issuing or repurchasing our securities.

The provisions in the indenture relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

The provisions in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of change of control repurchase event in the indenture to trigger these provisions, notably, that the transactions are accompanied or followed within 60 days by a downgrade in the rating of the notes offered under this prospectus supplement. Except as described under “Description of the Notes—Purchase of Notes upon a Change of Control Repurchase Event,” the indenture will not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a takeover, recapitalization or similar transaction.

We may not be able to repurchase all of the notes upon a change of control repurchase event.

As described under “Description of the Notes—Purchase of Notes upon a Change of Control Repurchase Event,” we will be required to offer to repurchase the notes upon the occurrence of a change of control repurchase event. Upon the occurrence of events constituting a Change of Control Repurchase Event, we will also be required to offer to repurchase the notes. We may not have sufficient funds to repurchase the notes in cash at such time or have the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time.

You may not be able to determine when a change of control triggering event has occurred.

The definition of change of control, which is a condition precedent to a change of control triggering event, includes a phrase relating to the sale, transfer or conveyance of “all or substantially all” of the Company’s assets and the assets of its subsidiaries taken as a whole. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to repurchase your notes as a result of a sale, transfer or conveyance of less than all of its assets to another individual, group or entity may be uncertain.

There are no existing markets for the notes. If any develop, they may not be liquid.

The notes are a new issue of securities and there is currently no established market for the notes. We do not intend to list the notes on any national securities exchange or to seek their quotation on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes following the offering, as permitted by applicable laws or regulations. However, the underwriters have no obligation to make a market in such notes and they may cease market-making activities at any time without notice. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	our financial performance;

•	our credit ratings with nationally recognized credit rating agencies; and

•	the level, direction and volatility of market interest rates generally.

The price at which you will be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.

We believe that the value of the notes in any secondary market will be affected by the supply and demand for the notes, the interest rate and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

U.S. interest rates. We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the notes may decrease.

Our credit rating, financial condition and results. Actual or anticipated changes in our credit ratings or financial condition may affect the market value of the notes.

The impact of one of the factors above, such as an increase in U.S. interest rates, may offset some or all of any change in the market value of the notes attributable to another factor, such as an improvement in our credit rating.

Ratings of the notes may change after issuance and affect the market price and marketability of the notes.

We currently expect that, upon issuance, the notes will be rated by one or more rating agencies. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with the application of the proceeds of this offering or in connection with future events, such as future acquisitions. Holders of the notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the notes. In addition, any decline in the ratings of the notes may make it more difficult for us to raise capital on acceptable terms.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of $             million, after deducting estimated underwriting discounts and our estimated offering expenses. We intend to use the net proceeds of this offering for general corporate purposes, which may include the repayment of $475 million outstanding under the Global Credit Facility and the repayment of all $300 million aggregate principal amount outstanding of the 2020 Notes. The interest rate for the Global Credit Facility as of May 29, 2020 was 1.73%. The interest rate for the 2020 Notes is 2.625%. Pending the application of the net proceeds, we may temporarily invest the net proceeds in cash equivalents or short-term investments.

As a result of our intended use of the net proceeds from this offering, certain of the underwriters and/or their respective affiliates may receive more than 5% of the net proceeds of this offering, not including underwriting compensation, thus creating a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. The appointment of a “qualified independent underwriter” is not necessary in connection with this offering as the notes are investment grade rated securities. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

CAPITALIZATION

The following table sets forth our cash position and capitalization as of March 28, 2020 on an actual basis and on an as adjusted basis after giving effect to this offering and reflecting the application of the net proceeds from this offering as an addition to “Cash and equivalents.”

You should read this information in conjunction with “Use of Proceeds” included elsewhere in this prospectus supplement and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and our historical financial statements and related notes in the 2020 Form 10-K, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	March 28, 2020
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$1,620.4	$

Debt:
2.625% Senior Notes due 2020 (1)	299.6		299.6
3.750% Senior Notes due 2025 (2)	396.4		396.4
% Senior Notes due 20 offered hereby	—
% Senior Notes due 20 offered hereby	—
Borrowing outstanding under credit facilities	475.0		475.0

Total debt	1,171.0
Equity:
Class A common stock, par value $0.01 per share; 500 million shares authorized, 104.9 million shares issued; 47.6 million shares outstanding	1.0		1.0
Class B common stock, par value $0.01 per share; 100 million shares authorized, 24.9 million shares issued and outstanding	0.3		0.3
Additional paid-in capital	2,594.4		2,594.4
Retained earnings	5,994.0		5,994.0
Treasury Stock, Class A, at cost; 57.3 million shares	(5,778.4)		(5,778.4)
Accumulated other comprehensive loss	(118.2)		(118.2)

Total equity	2,693.1		2,693.1

Total capitalization	$3,864.1	$

(1)	The carrying value of the 2020 Notes is net of a $0.2 million interest rate swap contract adjustment and $0.2 million of unamortized debt issuance costs and discounts.
(2)	The carrying value of the 3.750% Senior Notes as of March 28, 2020 is net of a $3.6 million of unamortized debt issuance costs and discounts.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of our and our subsidiaries’ existing indebtedness. The following summary does not include intercompany obligations. Please see the information incorporated by reference herein for a further description of this indebtedness as well as our and our subsidiaries’ other indebtedness.

Senior Notes

In August 2015, the Company completed a registered public debt offering and issued $300 million aggregate principal amount of unsecured senior notes due August 18, 2020, which bear interest at a fixed rate of 2.625%, payable semi-annually, which we refer to as the 2020 Notes. The 2020 Notes were issued at a price equal to 99.795% of their principal amount. The proceeds from this offering were used for general corporate purposes.

In August 2018, the Company completed another registered public debt offering and issued an additional $400 million aggregate principal amount of unsecured senior notes due September 15, 2025, which bear interest at a fixed rate of 3.750%, payable semi-annually (the “2025 Notes”). The 2025 Notes were issued at a price equal to 99.521% of their principal amount. The proceeds from this offering were used for general corporate purposes, including repayment of the Company’s previously outstanding $300 million principal amount of unsecured 2.125% senior notes that matured September 26, 2018.

The Company has the option to redeem the 2020 Notes and 2025 Notes (collectively, the “Senior Notes”), in whole or in part, at any time at a price equal to accrued and unpaid interest on the redemption date, plus the greater of (i) 100% of the principal amount of the series of Senior Notes to be redeemed or (ii) the sum of the present value of Remaining Scheduled Payments, as defined in the supplemental indentures governing such Senior Notes (together with the indenture governing the Senior Notes, the “Indenture”). The Indenture contains certain covenants that restrict the Company’s ability, subject to specified exceptions, to incur certain liens; enter into sale and leaseback transactions; consolidate or merge with another party; or sell, lease or convey all or substantially all of the Company’s property or assets to another party. However, the Indenture does not contain any financial covenants.

Commercial Paper

The Company has a commercial paper borrowing program (the “Commercial Paper Program”) that allows it to issue up to $500 million of unsecured commercial paper notes through private placement using third-party broker-dealers.

Borrowings under the Commercial Paper Program are supported by the Global Credit Facility. Accordingly, the Company does not expect combined borrowings outstanding under the Commercial Paper Program and Global Credit Facility to exceed $500 million. Commercial Paper Program borrowings may be used to support the Company’s general working capital and corporate needs. Maturities of commercial paper notes vary, but cannot exceed 397 days from the date of issuance. Commercial paper notes issued under the Commercial Paper Program rank equally with the Company’s other forms of unsecured indebtedness. As of March 28, 2020, there were no borrowings outstanding under the Commercial Paper Program.

Revolving Credit Facilities

Global Credit Facility

In August 2019, the Company replaced its existing credit facility and entered into the Global Credit Facility that provides for a $500 million senior unsecured revolving line of credit through August 12, 2024 under terms and conditions substantially similar to those of the previous facility. The Global Credit Facility is also used to support the issuance of letters of credit and maintenance of the Commercial Paper Program. Borrowings under the Global Credit Facility may be denominated in U.S. Dollars and certain other currencies, including Euros, Hong Kong Dollars, and Japanese Yen, and are guaranteed by all of our domestic significant subsidiaries. In accordance with the terms of the agreement governing the Global Credit Facility, the Company has the ability to expand its borrowing availability under the Global Credit Facility to $1 billion, subject to the agreement of one or more new or existing lenders under the facility to increase their commitments. There are no mandatory reductions in borrowing ability throughout the term of the Global Credit Facility.

In March 2020, the Company borrowed $475.0 million under the Global Credit Facility as a preemptive action to preserve cash and strengthen its liquidity in response to the COVID-19 pandemic. The Company was also contingently liable for $9.0 million of outstanding letters of credit, resulting in remaining availability under the Global Credit Facility of $16.0 million as of March 28, 2020.

Under the Global Credit Facility as originally implemented, U.S. Dollar-denominated borrowings under the Global Credit Facility bear interest, at the Company’s option, either at (a) a base rate, by reference to the greatest of: (i) the annual prime commercial lending rate of JPMorgan Chase Bank, N.A. in effect from time to time, (ii) the weighted-average overnight Federal funds rate plus 50 basis points, or (iii) the one-month London Interbank Offered Rate (“LIBOR”) plus 100 basis points; or (b) LIBOR, adjusted for the Federal Reserve Board’s Eurocurrency liabilities maximum reserve percentage, plus a spread of 75 basis points, subject to adjustment based on the Company’s credit ratings (“Adjusted LIBOR”). Foreign currency-denominated borrowings bear interest at Adjusted LIBOR.

In addition to paying interest on any outstanding borrowings under the Global Credit Facility, the Company is required to pay a commitment fee to the lenders under the Global Credit Facility relating to the unutilized commitments. The commitment fee rate of 6.5 basis points is subject to adjustment based on the Company’s credit ratings. These provisions were amended in May 2020, as discussed below.

The Global Credit Facility contains a number of covenants that, among other things, restrict the Company’s ability, subject to specified exceptions, to incur additional debt; incur liens; sell or dispose of assets; merge with or acquire other companies; liquidate or dissolve itself; engage in businesses that are not in a related line of business; make loans, advances, or guarantees; engage in transactions with affiliates; and make certain investments. As originally implemented, the Global Credit Facility also required the Company to maintain a maximum ratio of Adjusted Debt to Consolidated EBITDAR (the “leverage ratio”) of no greater than 4.25 as of the date of measurement for the four most recent consecutive fiscal quarters. Adjusted Debt is defined generally as consolidated debt outstanding, including finance lease obligations, plus all operating lease obligations. Consolidated EBITDAR is defined generally as consolidated net income plus (i) income tax expense, (ii) net interest expense, (iii) depreciation and amortization expense, (iv) operating lease cost, (v) restructuring and other non-recurring expenses, and (vi) acquisition-related costs. This requirement was amended in May 2020, as discussed below. As of March 28, 2020, no Event of Default (as such term is defined pursuant to the Global Credit Facility) has occurred under the Company’s Global Credit Facility.

Upon the occurrence of an Event of Default under the Global Credit Facility, the lenders may cease making loans, terminate the Global Credit Facility, and declare all amounts outstanding to be immediately due and payable. The Global Credit Facility specifies a number of events of default (many of which are subject to applicable grace periods), including, among others, the failure to make timely principal, interest, and fee payments or to satisfy the covenants, including the financial covenant described above. Additionally, the Global Credit Facility provides that an Event of Default will occur if Mr. Ralph Lauren, the Company’s Executive Chairman and Chief Creative Officer, and entities controlled by the Lauren family fail to maintain a specified minimum percentage of the voting power of the Company’s common stock.

In May 2020, the Company entered into an amendment of its Global Credit Facility (the “Amendment”). Under the Amendment, until the earlier of (a) the date on which the Company provides the periodic reporting information required under the Global Credit Facility for the quarter ending September 30, 2021 and (b) the date on which the Company certifies that its leverage ratio as of the last day of the two most recent fiscal quarters was no greater than 4.25 (the “Ratings-Based Toggle Date”), for loans based on Adjusted LIBOR, the spread over Adjusted LIBOR will be increased to 187.5 basis points, the spread on loans based on the base rate will be 87.50 basis points and the commitment fee will be increased to 25 basis points, in each case with no adjustments based on the Company’s credit rating. The pricing will return to the original levels set forth in the Global Credit Facility on the Ratings-Based Toggle Date. Additionally, the leverage ratio requirements have been waived until the earlier of the Specified Period Termination Date (as defined below) and the quarter ending September 30, 2021. For that Fiscal Quarter, assuming the Specified Period Termination Date has not occurred, the maximum permitted leverage ratio would be 5.25 to 1.00. For the fiscal quarter ending December 31, 2021 and the fiscal quarter ending March 31, 2022, assuming the Specified Period Termination Date has not occurred, the maximum would be 4.75 to 1.00. For each fiscal quarter ending on or after June 30, 2022 (or, if earlier, the Specified Termination Date), the leverage ratio test would return to 4.25 to 1.00. The Amendment also (a) imposes a new requirement that would remain in effect until the Ratings-Based Toggle Date that the aggregate amount of unrestricted cash of the Company and its subsidiaries plus the undrawn amounts available under the Global Credit Facility may not be less than $750 million, (b) restricts the amount of dividends and distributions on, or purchases, redemptions, retirements or acquisitions of, the Company’s stock until the Specified Period Termination Date (as defined below) and (c) until the Specified Period Termination Date, adds certain other restrictions on indebtedness incurred by the Company and its subsidiaries and investments and acquisitions by the Company and its subsidiaries. The Global Credit Facility contains representations and warranties, including that there has been no material adverse change in the business, operations, property or condition (financial or otherwise) of the Company and its subsidiaries, taken as a wholes, since March 2019. It is a condition to making each borrowing and to the issuance, increase, renewal or extension of each letter of credit that our representations be true at the time of the event in question. The Amendment provides that through March 31, 2021, the impact of the COVID-19 pandemic as disclosed to the lenders in May 2020 or reasonably foreseeable based on the disclosure to the lenders will be disregarded for purposes of determining whether a material adverse change has occurred. The “Specified Period Termination Date” is the earlier of (i) the date on which the Company provides the periodic reporting information required under the Global Credit Facility for the quarter ending June 30, 2022 and (ii) the date on which the Company certifies that its leverage ratio as of the last day of the two most recent fiscal quarters was no greater than 4.25.

364 Day Facility

In May 2020, the Company entered into the 364 Day Facility with the same lenders that are parties to the Global Credit Facility. The 364 Day Facility provides for a $500 million senior unsecured revolving line of credit and matures on May 25, 2021; provided that the maturity date may be earlier if the Company issues senior notes other than to refinance the currently outstanding senior notes due in August 2020. As a result of this offering, the 364 Day Facility will terminate without being drawn. The terms of the 364 Day Facility are otherwise substantially similar to the terms of the Global Credit Facility as in effect until the Specified Period Termination Date, including with respect to having the same borrowers and guarantors except that (a) no letters of credit may be issued under the 364 Day Facility, (b) the interest rate under the 364 Day Facility is 187.5 basis points above Adjusted LIBOR or 87.5 basis points above the alternate base rate, and the commitment fee is 25 basis points per annum, in each case subject to adjustment based on the Company’s credit rating, (c) the 364 Day Facility contains provisions that limit borrowings if consolidated unrestricted cash and liquid investments of the Company exceed $1 billion and (d) there is no leverage ratio requirement under the 364 Day Facility.

Pan-Asia Credit Facilities

Certain of the Company’s subsidiaries in Asia have uncommitted credit facilities with regional branches of JPMorgan Chase (the “Banks”) in China and South Korea (the “Pan-Asia Credit Facilities”). These credit facilities are subject to annual renewal and may be used to fund general working capital and corporate needs of the Company’s operations in the respective countries. Borrowings under the Pan-Asia Credit Facilities are guaranteed by the parent company and are granted at the sole discretion of the Banks, subject to availability of the Banks’ funds and satisfaction of certain regulatory requirements. The Pan-Asia Credit Facilities do not contain any financial covenants. The Company’s Pan-Asia Credit Facilities by country are as follows:

•

China Credit Facility—provides Ralph Lauren Trading (Shanghai) Co., Ltd. with a revolving line of credit of up to 50 million Chinese Renminbi (approximately $7 million) through April 3, 2021, which is also able to be used to support bank guarantees.

•	South Korea Credit Facility—provides Ralph Lauren (Korea) Ltd. with a revolving line of credit of up to 30 billion South Korean Won (approximately $25 million) through October 30, 2020.

As of March 28, 2020, there were no borrowings outstanding under the Pan-Asia Credit Facilities.

DESCRIPTION OF THE NOTES

We will issue the        % Senior Notes due 20     (the “20     Notes”) and the         % Senior Notes due 20     (the “20     Notes” and, together with the 20     Notes, the “notes”) under the indenture, dated as of September 26, 2013, between Ralph Lauren Corporation (the “Company”) and Wells Fargo Bank, National Association, as trustee (the “trustee”). The indenture will be supplemented by a supplemental indenture to be entered into concurrently with the delivery of the notes (as so supplemented, the “indenture”). Each of the 20     Notes and the 20     Notes will be issued as a separate series under the indenture. The following summary of provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). This summary may not contain all information that you may find useful. You should read the indenture and the notes, copies of which are available from the Company upon request. See “Where You Can Find More Information” in the accompanying prospectus. Capitalized terms used and not defined in this summary have the meanings specified in the indenture. References to the “Company” in this section of the prospectus supplement are only to Ralph Lauren Corporation and not to any of its Subsidiaries.

General

The notes will have the following basic terms:

•

the notes will be senior unsecured obligations of the Company and will rank equally with all other existing and future unsecured and unsubordinated debt obligations of the Company. In addition, the notes will be structurally subordinated to all indebtedness, guarantees and other liabilities of our subsidiaries;

•

the 20     Notes initially will be limited to $             aggregate principal amount and the 20     Notes initially will be limited to $             aggregate principal amount (subject in each case to the rights of the Company to issue additional notes as described under “—Further Issuances” below);

•	the 20 Notes will accrue interest at a rate of % per year and the 20 Notes will accrue interest at a rate of % per year;

•

interest will accrue on the notes from the most recent interest payment date to or for which interest has been paid or duly provided (or if no interest has been paid or duly provided for, from the issue date of the notes), payable for the 20     Notes semiannually in arrears on                  and                  of each year, beginning on                     , 2020, and for the 20     Notes semiannually in arrears on                  and                  of each year, beginning on                     , 2020;

•	the 20 Notes will mature on , 20 , unless redeemed or repurchased prior to that date, and the 20 Notes will mature on , 20 , unless redeemed or repurchased prior to that date;

•	the Company may redeem either series of notes, in whole or in part, at any time at its option as described under “—Optional Redemption”;

•

the Company may be required to repurchase the notes in whole or in part at your option in connection with the occurrence of a “Change of Control Repurchase Event” as described under “—Purchase of Notes upon a Change of Control Repurchase Event;”

•	the notes will be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof; and

•

the notes will be represented by one or more global notes registered in the name of a nominee of DTC, but in certain circumstances may be represented by notes in definitive form (see “—Book-entry, Delivery and Form; Global Notes”).

Interest on each 20     Note will be paid to the Person in whose name that note is registered at the close of business on                  or                 , as the case may be, immediately preceding the relevant interest payment

date. Interest on each 20     Note will be paid to the Person in whose name that note is registered at the close of business on                  or                 , as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in New York City are authorized or required by law, regulation or executive order to close.

The notes will not be subject to any sinking fund.

The Company may, subject to compliance with applicable law, at any time purchase notes in the open market or otherwise.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by the Company for such purpose (which initially will be located in Minneapolis, Minnesota). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the notes is no longer represented by a global note, payment of interest on certificated notes in definitive form may, at the option of the Company, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $1,000,000 principal amount of notes, wire transfer to an account located in the United States maintained by the payee. See “—Book-entry; Delivery and Form; Global Notes” below.

A holder may transfer or exchange any certificated notes in definitive form at the same location set forth in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. The Company is not required to transfer or exchange any note selected for redemption during a period of 10 days before mailing of a notice of redemption of notes to be redeemed. The Company shall also provide or cause to be provided to the trustee all information reasonably necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The trustee may conclusively rely on the information provided to it and shall have no responsibility or liability to verify or ensure the accuracy of such information.

The registered holder of a note will be treated as the owner of it for all purposes.

Subject to abandoned property and escheatment laws, all amounts of principal of and premium, if any, and interest on the notes paid by the Company that remain unclaimed two years after such payment was due and payable will be repaid to the Company, and the holders of such notes will thereafter look solely to the Company for payment.

Ranking

The notes will be senior unsecured obligations of the Company and will rank equally in right of payment with all existing and future unsecured and unsubordinated obligations of the Company.

The notes will be effectively junior to all future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. In addition, the notes will be structurally subordinated to all indebtedness, guarantees and other liabilities of our subsidiaries. Claims of creditors of the Company’s Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Company’s creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors, including trade creditors and preferred shareholders, if any, of the Company’s Subsidiaries. All of our domestic significant subsidiaries are currently required to guarantee borrowings under our Global Credit Facility and the notes will be structurally subordinated to our borrowings under our Global Credit Facility to the extent that those borrowings are guaranteed by those subsidiaries and any other subsidiaries of ours that in the future may be required to guarantee borrowings under our Global Credit Facility. As of March 28, 2020, the Company had no secured indebtedness and the Company’s Subsidiaries had liabilities of approximately $2.108 billion, in addition to the guarantees of the Global Credit Facility.

Optional Redemption

20     Notes

The Company may redeem the 20     Notes at its option at any time, either in whole or in part. If the Company elects to redeem the 2020 Notes, it will pay a redemption price equal to the greater of the following amounts: (1) 100% of the aggregate principal amount of the 20     Notes to be redeemed; and (2) the sum of the present values of the Remaining Scheduled Payments, plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date.

In determining the present values of the Remaining Scheduled Payments, the Company will discount such payments to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus         % (     basis points).

20     Notes

The Company may redeem the 20     Notes at its option at any time, either in whole or in part. If the Company elects to redeem the 20     Notes, it will pay a redemption price equal to the greater of the following amounts: (1) 100% of the aggregate principal amount of the 20     Notes to be redeemed; and (2) the sum of the present values of the Remaining Scheduled Payments, plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date; provided that if the Company redeems any 20     Notes on or after                     , 20     (         months prior to the stated maturity date of the 20     Notes, the “20     Notes Par Call Date”), the redemption price for those 20     Notes will equal 100% of the principal amount of the 20     Notes to be redeemed, plus accrued and unpaid interest thereon to, but not including, the redemption date.

In determining the present values of the Remaining Scheduled Payments, the Company will discount such payments to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus         % (     basis points).

The following terms are relevant to the determination of the redemption price.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue. In determining this rate, the Company will assume a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term (assuming, for such purpose, that the 20         Notes mature on the stated maturity date and the 20         Notes mature on the 20         Notes Par Call Date) of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such redemption date.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

“Reference Treasury Dealer” means BofA Securities, Inc., J.P. Morgan Securities LLC, Deutsche Bank Securities Inc. and two other primary treasury dealers selected by the Company, and each of their respective successors as may be appointed from time to time by the Company; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), the Company will substitute another primary treasury dealer.

“Remaining Scheduled Payments” means, with respect to any note to be redeemed, the remaining scheduled payments of the principal of and premium, if any, and interest thereon that would be due after the related redemption date but for such redemption until the stated maturity date in the case of the 20     Notes, or the 20     Notes Par Call Date in the case of the 20     Notes; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

A partial redemption of the notes of either series may be effected pro rata or by lot or by such method as the trustee may deem fair and appropriate and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for the notes or any integral multiple thereof) of the principal amount of such series of notes of a denomination larger than the minimum authorized denomination for such series of notes; provided, however, that global notes will be selected in accordance with the applicable procedures of DTC, and the trustee shall have no duty to monitor or oversee such selection procedures.

Notice of any redemption will be mailed at least 10 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. The Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes, or portions thereof, called for redemption.

The Company or its Subsidiaries may at any time and from time to time purchase notes in the open market or otherwise.

Purchase of Notes upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event occurs in respect of notes of a series, unless the Company has exercised its right to redeem the applicable notes as described above, the Company will be required to make an offer to each holder of the notes of such series to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the option of the Company, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will mail a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the notes of such series on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on a Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, to the extent applicable, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes of such series as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the notes by virtue of such conflict.

On the repurchase date following a Change of Control Repurchase Event, the Company will, to the extent lawful:

•	accept for payment all the notes or portions of the notes properly tendered pursuant to its offer;

•	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the notes or portions of the notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being purchased by the Company.

The paying agent will promptly mail to each holder of notes of such series properly tendered the purchase price for the notes of such series, and the trustee will promptly authenticate after receipt of an authentication order and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

The Company will not be required to make an offer to repurchase the notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all notes properly tendered and not withdrawn under its offer.

If holders of not less than 90% in aggregate principal amount of the outstanding notes of a series validly tender and do not withdraw such notes of such series in a Change of Control Repurchase Event, and the Company, or any third party making an offer to repurchase the notes in the Change of Control Repurchase Event in lieu of the Company as described above, purchases all of the notes of such series validly tendered and not withdrawn by such holders, the Company or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Repurchase Event described above, to redeem all notes that remain outstanding of such series following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

Notes repurchased by the Company pursuant to a Change of Control Repurchase Event will have the status of notes issued but not outstanding or will be retired and canceled at the option of the Company. Notes purchased by a third party pursuant to the preceding paragraphs will have the status of notes issued and outstanding.

The Change of Control Repurchase Event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control Repurchase Event feature is a result of negotiations between the Company and the underwriters. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company could decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the capital structure of the Company or credit ratings on the notes. Restrictions on the ability of the Company to incur Liens and enter into sale and leaseback transactions are contained in the covenants as described under “—Certain Covenants—Limitation on Liens” and “—Certain Covenants—Limitation on Sale and Leaseback Transactions.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a Change of Control Repurchase Event, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction. Neither the trustee nor any paying agent (whether or not the trustee acts in the capacity of a paying agent) shall be responsible for monitoring the Company’s ratings, making any request upon any Rating Agency, or determining whether any ratings downgrade, or Change of Control Repurchase Event has occurred.

The Company may not have sufficient funds to repurchase all the notes upon a Change of Control Repurchase Event. In addition, even if it has sufficient funds, the Company may be prohibited from repurchasing the notes under the terms of its other Indebtedness then outstanding. See “Risk Factors—Risks related to the notes—We may not be able to repurchase all of the notes upon a change of control repurchase event.”

The definition of “Change of Control” includes a phrase relating to the sale, lease or transfer of “all or substantially all” the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Change of Control” means:

(1)    any “person” or “group” of related Persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13d 3 and 13d 5 under the Exchange Act, except that such Person or group shall be deemed to have “beneficial ownership” of all shares that any such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets); or

(2)    the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company or the merger of any Person with or into a Subsidiary of the Company, unless the holders of a majority of the aggregate voting power of the Voting Stock of the Company, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person; or

(3)    the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(4)    the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the

Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than to the Company or its Subsidiaries; or

(5)    the adoption by the stockholders of the Company of a plan or proposal for the liquidation or dissolution of the Company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Ratings Event.

“Continuing Director” means, as of any date of determination, any member of the Board of Directors who (1) was a member of such Board of Directors on the initial issue date for the notes or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were member of such Board of Directors at the time of such nomination or election.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor Rating Categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor Rating Categories of S&P); and the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Permitted Holders” means (a) Mr. Ralph Lauren, (b) his affiliates, immediate family, lineal descendants, heirs at law and his estate and the beneficiaries thereof, (c) any trust, corporation, limited liability company, partnership or other entity, the beneficiaries, stockholders, members, partners, owners or Persons beneficially owning a majority of the interests of which consist of Mr. Ralph Lauren or the Persons referred to in clause (b) or (c), (d) any trust, the majority of the trustees of which consist of Mr. Ralph Lauren or the Persons referred to in clauses (b) or (c) and (e) any group in which Mr. Ralph Lauren or the Persons referred to in clauses (b), (c), or (d) own more than a majority of the voting power of the Voting Stock held by such group.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate a series of the notes or fails to make a rating of a series of the notes publicly available for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company (as certified by a resolution of the board of directors of the Company) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Rating Category” means (1) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (2) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (3) the equivalent of any such category of S&P or Moody’s used by another Rating Agency. In determining whether the rating of the notes of a series has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another Rating Agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“Rating Date” means the date that is 60 days prior to the earlier of, (1) a Change of Control or (2) public notice of the occurrence of a Change of Control or of the intention by the Company to effect a Change of Control.

“Ratings Event” means the occurrence of the events described in (a) or (b) below on, or within 60 days after, the earlier of (1) the occurrence of a Change of Control and (2) public notice of the occurrence of a Change of Control or the intention by the Company to effect a Change of Control (which period shall be extended so long as the rating of the applicable series of notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies): (a) in the event the notes of a series are rated by both Rating Agencies on the Rating Date as Investment Grade, the rating of the notes of such series shall be reduced so that such notes are rated below Investment Grade by both Rating Agencies, or (b) in the event the notes of a series (i) are rated Investment Grade by one Rating Agency and below Investment Grade by the other Rating Agency or (ii) below Investment Grade by both Rating Agencies on the Rating Date, the rating of notes of such series by either Rating Agency shall be decreased by one or more gradations (including gradations within Rating Categories, as well as between Rating Categories). Notwithstanding the foregoing, a Ratings Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Ratings Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Ratings Event).

“S&P” means S&P Global Ratings, a division of S&P Global Inc. or any successor thereto.

“Voting Stock” of any specified “Person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Further Issuances

The Company may from time to time, without notice to and without the consent of the holders of the notes, create and issue notes under the indenture in one or more series, which may have terms and conditions that differ from those that are set forth herein. In addition, the Company may, without the consent of the holders of any series of the notes, issue additional notes having the same terms as, and ranking equally and ratably with, such series of notes in all respects (other than with respect to the date of issuance, issue price and amount of interest payable on the first payment date applicable thereto); provided that if the additional notes are not fungible with such notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number. Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments and otherwise as, such series of notes, and will vote together as one class on all matters with respect to the notes of such series.

Certain Covenants

Except as set forth below, neither the Company nor any of its Subsidiaries will be restricted by the indenture from:

•	incurring any indebtedness or other obligation,

•	paying dividends or making distributions on the capital stock of the Company or of such Subsidiaries, or

•	purchasing or redeeming capital stock of the Company or such Subsidiaries.

In addition, the Company will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of any of the notes upon a Change of Control or other events involving the Company or any of its Subsidiaries that may adversely affect the creditworthiness of the notes, except to the limited extent provided under “—Purchase of Notes upon a Change of Control Repurchase Event.” Among other things, the indenture will not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the notes, except to the limited extent provided under “—Purchase of Notes upon a Change of Control Repurchase Event.”

The indenture will contain the following principal covenants:

Limitation on Liens

The Company will not directly or indirectly incur, and will not permit any of its Subsidiaries to directly or indirectly incur, any Indebtedness secured by a mortgage, security interest, pledge, lien, charge or other similar encumbrance (collectively, “Liens”) upon (1) any properties or assets, including capital stock, of the Company or any of its Subsidiaries or (2) any shares of stock or Indebtedness of any of its Subsidiaries (whether such property, assets, shares of stock or Indebtedness are now existing or owned or hereafter created or acquired), in each case, unless prior to or concurrently with the incurrence of any such secured Indebtedness, or the grant of a Lien with respect to any such Indebtedness to be so secured, the notes (together with, at the option of the Company, any other Indebtedness of the Company or any of its Subsidiaries ranking equally in right of payment with the notes) are equally and ratably secured with or, at the option of the Company, prior to, such secured Indebtedness.

The foregoing restriction does not apply to:

(1)    Liens on property, shares of stock or Indebtedness existing with respect to any Person at the time such Person becomes a Subsidiary of the Company or any of its Subsidiaries, provided that such Lien was not incurred in anticipation of such Person becoming a Subsidiary;

(2)    Liens on property, shares of stock or Indebtedness existing at the time of acquisition thereof by the Company or any of its Subsidiaries of such property, shares of stock or Indebtedness (which may include property previously leased by the Company or any of its Subsidiaries and leasehold interests on such property, provided that the lease terminates prior to or upon the acquisition) or Liens on property, shares of stock or Indebtedness to secure the payment of all or any part of the purchase price of such property, shares of stock or Indebtedness, or Liens on property, shares of stock or Indebtedness to secure any Indebtedness for borrowed money incurred prior to, at the time of, or within 18 months after, the latest of the acquisition of such property, shares of stock or Indebtedness or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price of the property, the construction or the making of the improvements;

(3)    Liens securing Indebtedness of the Company or any of the Company’s Subsidiaries owing to the Company or any of its Subsidiaries;

(4)    Liens existing on the date of the initial issuance of the notes (other than any additional notes);

(5)    Liens on property or assets of a Person existing at the time such Person is merged into or consolidated with the Company or any of its Subsidiaries, at the time such Person becomes a Subsidiary of the Company, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a Person to the Company or any of its Subsidiaries; provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease or other disposition or other such transaction;

(6)    Liens created in connection with a project financed with, and created to secure, a Non-recourse Obligation;

(7)    Liens securing the notes (including any additional notes) and any Liens that secure letters of credit issued under the Global Credit Facility;

(8)    Liens imposed by law, such as carriers’, warehousemen’s and mechanic’s Liens and other similar Liens, in each case for sums not yet overdue by more than 30 calendar days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(9)    Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or that are being contested in good faith by appropriate proceedings;

(10)    Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(11)    Liens relating to accounts receivable of the Company or any of the Company’s Subsidiaries which have been sold, assigned or otherwise transferred to another Person in a transaction classified as a sale of accounts receivable in accordance with generally accepted accounting principles, to the extent the sale by the Company or the applicable Subsidiary is deemed to give rise to a Lien in favor of the purchaser thereof in such accounts receivable or the proceeds thereof; or

(12)    any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (1) through (11) without increase of the principal of the Indebtedness secured by such Lien; provided, however, that any Liens permitted by any of the foregoing clauses (1) through (11) shall not extend to or cover any property of the Company or any of its Subsidiaries, as the case may be, other than the property specified in such clauses and improvements to such property.

Notwithstanding the restrictions set forth in the preceding paragraph, the Company and its Subsidiaries may incur Indebtedness secured by Liens that would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes, provided that, after giving effect to such Indebtedness, the aggregate amount of all Indebtedness so secured by Liens (not including Liens permitted under clauses (1) through (12) above), together with all Attributable Debt outstanding pursuant to the second paragraph of the “—Limitation on Sale and Leaseback Transactions” covenant described below, does not exceed 15% of the Consolidated Net Assets of the Company calculated as of the date of the creation or incurrence of the Lien. The Company and its Subsidiaries also may, without equally and ratably securing the notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Limitation on Sale and Leaseback Transactions

The Company will not directly or indirectly, and will not permit any of its Subsidiaries directly or indirectly to, enter into any sale and leaseback transaction for the sale and leasing back of any property, whether now owned or hereafter acquired, unless:

(1)    such transaction was entered into prior to the date of the initial issuance of the notes (other than any additional notes);

(2)    such transaction was for the sale and leasing back to the Company or any of its Subsidiaries of any property by the Company or one of its Subsidiaries;

(3)    such transaction involves a lease for not more than three years (or that may be terminated by the Company or such Subsidiary within a period of not more than three years);

(4)    the Company or such Subsidiary would be entitled to incur Indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the notes pursuant to the second paragraph of the “—Limitation on Liens” covenant described above; or

(5)    the Company or any Subsidiary of the Company applies an amount equal to the net proceeds from the sale of such property to the purchase of other property or assets used or useful in the business of the Company or any of its Subsidiaries or to the retirement of long-term Indebtedness within 270 days before or after the effective date of any such sale and leaseback transaction; provided that, in lieu of applying such amount to the retirement of long-term Indebtedness, the Company may deliver notes to the trustee for cancellation, such notes to be credited at the cost thereof to the Company.

Notwithstanding the restrictions set forth in the preceding paragraph, the Company and its Subsidiaries may enter into any sale and leaseback transaction that would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all Attributable Debt outstanding with respect to such transactions, together with all Indebtedness outstanding pursuant to the third paragraph of the “—Limitation on Liens” covenant described above, does not exceed 15% of the Consolidated Net Assets of the Company calculated as of the closing date of the sale and leaseback transaction.

Merger, Consolidation or Sale of Assets

The Company may not consolidate with or sell, lease or convey all or substantially all of its properties or assets to, or merge with or into, any other Person, unless:

(1)    the Company is the continuing Person or, alternatively, the successor Person formed by or resulting from such consolidation or merger, or the Person that receives the transfer of such properties or assets, is a corporation or limited liability company organized under the laws of any state or the District of Columbia and expressly assumes the obligations of the Company under the notes;

(2)    immediately after giving effect to such transaction, no event of default and no event that, after notice or the lapse of time, or both, would become an event of default has occurred and is continuing; and

(3)    an officers’ certificate and legal opinion are delivered to the trustee, each stating that the consolidation, merger, conveyance or transfer complies with clauses (1) and (2) above.

The successor Person will succeed to, and be substituted for, the Company, and may exercise all of the rights and powers of the Company, under the indenture. The Company will be relieved of all obligations and covenants under the notes and the indenture, provided, that in the case of a lease of all or substantially all of properties or assets of the Company, the Company will not be released from the obligation to pay the principal of and premium, if any, and interest on the notes.

Events of Default

Each of the following is an “event of default” under the indenture with respect to the applicable series of notes:

(1)    a default in any payment of interest on any note of such series when due, which continues for 30 days,

(2)    a default in the payment of principal of or premium, if any, on any note of such series when due at its stated maturity date, upon optional redemption or otherwise;

(3)    a failure by the Company to repurchase notes of such series tendered for repurchase following the occurrence of a Change of Control Repurchase Event in conformity with the covenant set forth under “—Purchase of Notes upon a Change of Control Repurchase Event”;

(4)    a failure by the Company to comply with their other agreements contained in the indenture, which continues for 90 days after written notice thereof to the Company by the trustee or to the Company and the trustee by the holders of not less than 25% in principal amount of the outstanding notes of such series (including any additional notes);

(5)    (a) a failure to make any payment at maturity, including any applicable grace period, on any Indebtedness of the Company or Subsidiaries of the Company (other than Indebtedness of the Company or of a Subsidiary owing to the Company or any of its Subsidiaries) outstanding in an amount in excess of $100,000,000 and continuance of this failure to pay or (b) a default on any Indebtedness of the Company or Subsidiaries of the Company (other than Indebtedness owing to the Company or any of its Subsidiaries), which default results in the acceleration of such Indebtedness in an amount in excess of $100,000,000 without such Indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above, for a period of 30 days after written notice thereof to the Company by the trustee or to the Company and the trustee by the holders of not less than 25% in principal amount of outstanding notes of such series (including any additional notes); provided, however, that if any failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default will be deemed cured; and

(6)    various events in bankruptcy, insolvency or reorganization involving the Company.

The foregoing will constitute an event of default whatever the reason for any such event of default and whether it is voluntary or involuntary or is effected by operation of any law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

If an event of default occurs and is continuing with respect to a series of notes, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of such series (including any additional notes) by written notice to the Company may declare the principal of, and premium, if any, and accrued and unpaid interest on, all the notes of such series to be due and payable. Upon this declaration, principal and premium, if any, and interest will be immediately due and payable. If an event of default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and premium, if any, and accrued interest on all notes of a series (including any additional notes) will become immediately due and payable without any declaration or other act on the part of the trustee or any holders. Under some circumstances, the holders of a majority in aggregate principal amount of the outstanding notes of a series (including any additional notes) may rescind any acceleration with respect to such notes and its consequences.

If an event of default occurs and is continuing, the trustee, in conformity with its duties under the indenture, will exercise all rights or powers under the indenture at the request or direction of any of the holders, provided that the holders provide the trustee with an indemnity or security reasonably satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of the notes of any series may pursue any remedy with respect to the indenture or such series of notes unless:

(1)    the holder previously notified the trustee that an event of default is continuing;

(2)    holders of at least 25% in aggregate principal amount of the outstanding notes of such series (including any additional notes) requested the trustee to pursue the remedy;

(3)    the requesting holders offered the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4)    the trustee has not complied with the holder’s request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)    the holders of a majority in principal amount of the outstanding notes of such series (including any additional notes) have not given the trustee a direction inconsistent with the request within the 60-day period.

Generally, the holders of a majority in principal amount of the outstanding notes of a series (including any additional notes) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee may, however, refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in Personal liability.

If a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the applicable series of notes notice of the default within 90 days after it is known to the trustee. Except in the case of a default in the payment of principal or premium, if any, or interest on any note, the trustee may withhold notice if the trustee determines in good faith that withholding notice is not opposed to the interests of the holders.

The Company will also be required to deliver to the trustee, within 120 days after the end of each fiscal year ending after the date of the supplemental indenture, an officers’ certificate indicating whether the signers of the certificate know of any default under the indenture that occurred during the previous year. In addition, the Company will be required to notify the trustee within 30 days of any event that would constitute various defaults, their status and what action the Company is taking or proposes to take in respect of these defaults.

Modification and Waivers

Modification and amendments of the indenture and any series of notes may be made by the Company and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes of such series; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

•	change the stated maturity of the principal of, or installment of interest on, any note;

•	reduce the principal amount of, or the rate of interest on, any notes;

•	reduce any premium, if any, payable on the redemption or required repurchase of any note or change the date on which any note may be redeemed or required to be repurchased;

•	change the coin or currency in which the principal of, premium, if any, or interest on any note is payable;

•	impair the right of any holder to institute suit for the enforcement of any payment on or after the stated maturity of any note;

•	reduce the percentage in principal amount of the outstanding notes of a series, the consent of whose holders is required in order to take certain actions;

•	reduce the percentage of holders of notes of a series whose consent is needed to modify or amend the indenture or such notes;

•

after the time an offer to repurchase the notes of a series in the Change of Control Repurchase Event is required to have been made, waive such requirement or reduce the purchase amount or purchase price, or extend the latest expiration date or purchase date thereunder;

•

modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of notes of a series except to increase any percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each note affected thereby; or

•	modify any of the above provisions.

The Company and the trustee may, without the consent of any holders, modify or amend the terms of the indenture and the notes with respect to the following:

•	to cure any ambiguity, omission, defect or inconsistency;

•

to evidence the succession of another Person to the Company and the assumption by any such successor of the obligations of the Company, as described above under “—Certain Covenants—Merger, Consolidation or Sale of Assets”;

•	to add any additional events of default;

•	to add to the covenants of the Company for the benefit of holders of the notes or to surrender any right or power conferred upon the Company;

•	to add one or more guarantees for the benefit of holders of the notes;

•	to add collateral security with respect to the notes;

•	to add or appoint a successor or separate trustee or other agent;

•	to provide for the issuance of any additional notes;

•	to comply with any requirement in connection with the qualification of the indenture under the Trust Indenture Act;

•	to comply with the rules of any applicable securities depository;

•	to provide for uncertificated notes in addition to or in place of certificated notes;

•	to conform the provisions of the indenture to the “Description of the Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus;

•	to make any changes to the indenture applicable only to debt securities of a series other than the notes offered hereby; and

•	to make any change if the change does not adversely affect in any material respect the interests of any holder of notes.

The holders of at least a majority in aggregate principal amount of the notes of a series may, on behalf of the holders of all notes of such series, waive compliance by the Company with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding notes of a series may, on behalf of the holders of all notes of such series, waive any past default and its consequences under the indenture, except a default (1) in the payment of principal or premium, if any, or interest on the notes of such series or (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each note of such series. Upon any such waiver, such default shall cease to exist and any event of default arising therefrom shall be deemed to have been cured for every purpose of the indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any rights consequent thereon.

Satisfaction and Discharge

The Company may discharge its obligations with respect to a series of notes while the notes of such series remain outstanding if the notes of such series either have become due and payable or will become due and payable within one year (or are scheduled for redemption within one year) by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire Indebtedness including the principal and premium, if any, and interest to the date of such deposit (if such notes have become due and payable) or to the maturity thereof or the date of redemption of the notes of such series, as the case may be, and paying all other amounts payable under the indenture for such notes.

Defeasance and Covenant Defeasance

The indenture will provide that the Company may elect either (1) to defease and be discharged from any and all obligations with respect to a series of notes (except for, among other things, certain obligations to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency with respect to the notes of such series and to hold moneys for payment in trust) (“legal defeasance”) or (2) to be released from its obligations to comply with the restrictive covenants under the indenture, and any omission to comply with such obligations will not constitute a default or an event of default, and clauses (4) and (5) under “—Events of Default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by the Company with the trustee, in trust, of an amount in U.S. dollars, or U.S. Government obligations, or both, that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient, in the opinion of a national recognized firm of independent accountants or valuation consultants, to pay the principal or premium, if any, and interest on the notes of such series on the scheduled due dates therefor.

If the Company effects covenant defeasance and the notes of a series are declared due and payable because of the occurrence of any event of default other than under clauses (4) and (5) of “—Events of Default,” even if the amount in U.S. dollars, or U.S. Government obligations, or both, on deposit with the trustee is sufficient, in the opinion of a nationally recognized firm of independent accountants, to pay amounts due on the notes of such series at the time of the stated maturity, it may not be sufficient to pay amounts due on the notes of such series at the time of the acceleration resulting from such event of default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

To effect legal defeasance or covenant defeasance, the Company will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the notes of a series to recognize income, gain or loss for U.S. federal income tax purposes. If the Company elects legal defeasance, that opinion of counsel must be based upon a ruling from the Internal Revenue Service or a change in law to that effect.

The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

Same-day Settlement and Payment

The notes will trade in the same-day funds settlement system of DTC until maturity or until the Company issues the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. The Company can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Book-entry; Delivery and Form; Global Notes

The notes will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC for the accounts of participants in DTC.

Investors may hold their interests in a global note directly through DTC if they are DTC participants or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global note will not be entitled to receive their notes in fully registered certificated form. In connection with any proposed transfer outside the book-entry system, there shall be provided to the trustee all information reasonably necessary to allow the trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Internal Revenue Code Section 6045. The trustee may rely conclusively on the information provided to it, and shall have no responsibility or liability to verify or ensure the accuracy of such information.

DTC has advised that it is: a limited-purpose trust company organized under the New York Banking Law; a “banking organization” within the meaning of the New York Banking Law; a member of the Federal Reserve System; a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and a “clearing agency” registered under Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants. DTC’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC’s book-entry system is also available to others such as brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or Persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to have notes represented by the global note registered in their name or to receive certificated notes and will not be considered to be the owners or holders of any notes under the global note The Company understands that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a Person having a beneficial interest in a global note to pledge that interest to Persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of physical certificate of that interest.

All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee The Company also expects that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither the Company, the underwriters, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

Unless and until it is exchanged in whole or in part for certificated notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

The Company expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although the Company expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company, the underwriters nor the trustee will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The indenture will provide that, if (1) DTC notifies the Company that it is unwilling or unable to continue as depository or if DTC ceases to be eligible under the indenture and the Company does not appoint a successor depository within 90 days, (2) the Company determines that the notes of any series shall no longer be represented by global notes and executes and delivers to the trustee a company order to such effect or (3) an event of default with respect to the notes of any series shall have occurred and be continuing, DTC may exchange the global notes for notes of such series in certificated form of like tenor and of an equal principal amount, in authorized denominations. These certificated notes will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Company believes to be reliable, but the Company does not take responsibility for its accuracy.

Euroclear and Clearstream

If the depositary for a global security is DTC, you may hold interests in the global notes through Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. The Company has no control over those systems or their participants, and it takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

Wells Fargo Bank, National Association is the trustee under the indenture and has also been appointed by the Company to act as registrar, transfer agent and paying agent for the notes. The Company maintains banking relationships in the ordinary course of business with the trustee and its affiliates and , the trustee’s affiliate as a lender under our Global Credit Facility will receive a portion of the proceeds from this issuance.

The indenture contains limitations on the rights of the trustee, if it becomes a creditor of the Company, to obtain payment of claims in some cases, or to realize on property received in respect of any of these claims as security or otherwise. The trustee is permitted to engage in other transactions. However, if the trustee acquires any conflicting interest, it must either eliminate its conflict within 90 days, apply to the SEC for permission to continue as trustee or resign.

Definitions

The indenture contains the following defined terms:

“Attributable Debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the sale price of the property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items that do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Consolidated Net Assets” means, as of the date of determination thereof, the excess of (1) the aggregate consolidated net book value of the assets of the Company and its Subsidiaries after all appropriate adjustments in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization) over (2) all of the aggregate liabilities of the Company and its Subsidiaries, including all items which, in accordance with GAAP, would be included on the liability side of the balance sheet (other than Equity Interests, treasury stock, capital surplus and retained earnings), in each case determined on a consolidated basis (after eliminating all inter-company items) in accordance with GAAP; provided, however, that the calculation of Consolidated Net Assets shall not give effect to the treatment of operating leases as liabilities on the balance sheet in accordance with GAAP under Accounting Standards Update No. 2016-02, “Leases.”

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“GAAP” means generally accepted accounting principles in the United States of America in effect on the date of the supplemental indenture governing the notes.

“Global Credit Facility” means the Credit Agreement, dated as of August 12, 2019 and amended by the First Amendment, dated as of May 26, 2020, among the Company, RL Finance B.V., Ralph Lauren Europe Sàrl and Ralph Lauren Asia Pacific Limited, as the borrowers, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as the same may be amended, supplemented or otherwise modified from time to time, and any successor credit agreement thereto (whether by renewal, replacement, refinancing or otherwise) that the Company in good faith designates to be its principal credit agreement (taking into account the maximum principal amount of the credit facility provided thereunder, the recourse nature of the agreement and such other factors as the Company deems reasonable in light of the circumstances), such designation (or the designation that at a given time there is no principal credit agreement) to be made by an officers’ certificate delivered to the trustee.

“guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“holder” means the Person in whose name a note is registered on the security register books.

“incur” means issue, assume, guarantee or otherwise become liable for.

“Indebtedness” means, with respect to any Person, obligations (other than Non-recourse Obligations) of such Person for borrowed money (including without limitation, Indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).

“Non-recourse Obligation” means Indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by the Company or any other direct or indirect Subsidiaries of the Company or (2) the financing of a project involving the development or expansion of properties of the Company or any other direct or indirect Subsidiaries of the Company, as to which the obligee with respect to such Indebtedness or obligation has no recourse to the Company or any other direct or indirect Subsidiary of the Company or any of such Subsidiary’s assets other than the assets that were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of that date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of the material anticipated U.S. federal income tax consequences to U.S. Holders and to Non-U.S. Holders (each as defined below, and together, “Holders”), and of certain material anticipated U.S. federal estate tax consequences to a Non-U.S. Holder, of the acquisition, ownership and disposition of the notes. This discussion is limited to Holders that purchase the notes upon original issuance at their initial issue price. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated under the Code, administrative pronouncements or practices, and judicial decisions, all as of the date hereof. Future legislative, judicial, or administrative modifications, revocations, or interpretations, which may or may not be retroactive, may result in U.S. federal tax consequences significantly different from those discussed herein. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”). No ruling has been or will be sought or obtained from the IRS with respect to any of the U.S. federal tax consequences discussed herein. There can be no assurance that the IRS will not challenge any of the conclusions discussed herein or that a U.S. court will not sustain such a challenge.

This discussion does not address any U.S. federal alternative minimum tax, U.S. federal estate, gift or other non-income tax (except as expressly provided below), or any state, local or non-U.S. tax consequences of the acquisition, ownership, or disposition of the notes. In addition, this discussion does not address the U.S. federal income tax consequences to beneficial owners of notes subject to special rules, including, for example, beneficial owners that (i) are banks, financial institutions or insurance companies, (ii) are regulated investment companies or real estate investment trusts, (iii) are brokers, dealers or traders in securities or currencies, (iv) are tax-exempt organizations, (v) hold notes as part of a hedge, straddle, constructive sale, conversion transaction, or other integrated investment, (vi) acquire notes as compensation for services, (vii) are U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, (viii) use a mark-to-market method of accounting, (ix) are U.S. expatriates, or (x) are required for U.S. federal income tax purposes to conform the timing of income accruals with respect to the notes to its financial statements under 451(b).

A “U.S. Holder” means a beneficial owner of a note that is: (i) an individual citizen or resident alien of the United States for U.S. federal income tax purposes, (ii) a corporation or any other entity taxable as a corporation for U.S. federal income tax purposes organized under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust that (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If a Holder is a partnership or any other entity or arrangement taxable as a partnership for U.S. federal income tax purposes (a “Partnership”), the U.S. federal income tax consequences to an owner of or partner in such Partnership generally will depend on the status of such owner or partner and on the activities of such Partnership. A Holder that is a Partnership and any owners or partners in such Partnership are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership, or disposition of a note. As used herein, a “Non-U.S. Holder” means a beneficial owner of a note that is neither a U.S. Holder nor a Partnership.

This discussion assumes that a note will be a capital asset, within the meaning of Section 1221 of the Code, in the hands of a Holder at all relevant times. This discussion also assumes that the notes will not be issued with original issue discount that exceeds a statutorily defined de minimis amount.

A HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO ITS PARTICULAR CIRCUMSTANCES AND ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S., OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Contingent Payments

In certain circumstances (see “Description of the Notes—Purchase of Notes upon a Change of Control Repurchase Event”), we may be obligated to pay Holders additional amounts in excess of stated interest or principal on the notes. It is possible that our obligation to make additional payments on the notes could implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” We intend to take the position that the likelihood of additional payments on the notes is remote, and thus, that the notes should not be treated as contingent payment debt instruments. Our determination that these contingencies are remote is binding on a Holder unless the Holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination, however, is not binding on the IRS, and if the IRS were to challenge this determination, a Holder might, among other things, be required to accrue interest income at a higher rate than the stated interest rate on the notes and to treat any gain on the sale or other disposition of a note as ordinary income rather than capital gain. The remainder of this disclosure assumes that our determination that the contingencies are remote is correct. Holders are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Tax Considerations for a U.S. Holder

Payments of Interest

Stated interest on a note generally will be taxable to a U.S. Holder as ordinary interest income either when it accrues or when it is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. This discussion assumes that the notes will be issued without original issue discount for U.S. federal income tax purposes.

Sale or Other Dispositions of a Note

A U.S. Holder generally will recognize gain or loss on the sale, exchange, redemption, retirement, or other taxable disposition of a note in an amount equal to the difference between (i) the amount of cash plus the fair market value of any property received (other than any amount received in respect of accrued but unpaid interest, which will be taxable as ordinary income to the extent not previously included in income), and (ii) such U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be its cost to such U.S. Holder. Gain or loss recognized on the sale, exchange, redemption, retirement, or other taxable disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period in such note exceeds one year. Non-corporate U.S. Holders may be entitled to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to limitations.

Medicare Contribution Tax on Unearned Income

A 3.8% Medicare tax is imposed on the “net investment income” (or, in the case of an estate or trust, the undistributed “net investment income”) of certain U.S. Holders that are individuals, estates or trusts with income that exceeds the statutory threshold. Net investment income generally will include, among other things, interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders that are individuals, estates or trusts are urged to consult their tax advisor regarding the applicability of the Medicare tax to income and gains in respect of the notes.

Tax Considerations for a Non-U.S. Holder

The rules governing the U.S. federal taxation of a Non-U.S. Holder are complex. A Non-U.S. Holder is urged to consult its own tax advisor regarding the application of U.S. federal tax laws, including any information reporting requirements, to its particular circumstances and any tax consequences arising under the laws of any state, local, non-U.S., or other taxing jurisdiction.

U.S. Federal Income Tax

Subject to the discussion below concerning FATCA and backup withholding, payments of interest on a note by us or our paying agent to a Non-U.S. Holder generally will not be subject to withholding of U.S. federal income tax if such interest will qualify as “portfolio interest.” Interest on a note paid to a Non-U.S. Holder will qualify as portfolio interest if:

•

for U.S. federal income tax purposes, such Non-U.S. Holder does not own directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	for U.S. federal income tax purposes, such Non-U.S. Holder is not a controlled foreign corporation related directly or indirectly to us through stock ownership;

•	such interest is not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States;

•	such Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

•	the certification requirement, described below, has been fulfilled with respect to such Non-U.S. Holder.

The certification requirement will be fulfilled if either (i) the Non-U.S. Holder provides to the applicable withholding agent an IRS Form W-8BEN or W-8BEN-E (or successor form), signed under penalty of perjury, that includes such Non-U.S. Holder’s name, address and a certification as to its non-U.S. status, or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, holds the note on behalf of such Non-U.S. Holder, and provides to the applicable withholding agent a statement, signed under penalty of perjury, in which such organization, bank or other financial institution certifies that it has received an IRS Form W-8BEN or W-8BEN-E (or successor form) from such Non-U.S. Holder or from another financial institution acting on behalf of such Non-U.S. Holder and provides to the applicable withholding agent a copy thereof. Other methods might be available to satisfy the certification requirement depending on a Non-U.S. Holder’s particular circumstances.

The gross amount of any payment of interest to a Non-U.S. Holder that does not qualify for the portfolio interest exemption will be subject to withholding of U.S. federal income tax at the statutory rate of 30% unless (i) such Non-U.S. Holder provides a properly completed IRS Form W-8BEN or W-8BEN-E (or successor form) claiming an exemption from or reduction in withholding of U.S. federal income tax under an applicable income tax treaty, or (ii) such interest is effectively connected with the conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment) of such Non-U.S. Holder and such Non-U.S. Holder provides a properly completed IRS Form W-8ECI (or successor form).

Subject to the discussion below concerning FATCA and backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax or to withholding of U.S. federal income tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a note unless (i) such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of such disposition and other applicable conditions are met, or (ii) such gain is effectively connected with the conduct of a U.S. trade or business by such Non-U.S. Holder and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder.

If a Non-U.S. Holder is engaged in a U.S. trade or business and interest on a note or gain realized on the disposition of a note is effectively connected with the conduct of such U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), such Non-U.S. Holder generally will be subject to regular U.S. federal income tax on such interest or gain on a net income basis at graduated rates in the same manner as if such Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. See “—Tax Considerations for a U.S. Holder” above. In addition, any such Non-U.S. Holder that is a non-U.S. corporation may be subject to the branch profits tax on its effectively connected earnings and profits for the taxable year, subject to certain adjustments, at the statutory rate of 30% unless such rate is reduced or the branch profits tax is eliminated by an applicable income tax treaty. Although any such effectively connected interest income will be subject to U.S. federal income tax, and may be subject to the branch profits tax, it generally will not be subject to withholding of U.S. federal income tax if a Non-U.S. Holder provides a properly completed IRS Form W-8ECI (or successor form).

U.S. Federal Estate Tax

A note held or treated as held by an individual who is a non-resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of his or her death will not be subject to U.S. federal estate tax, provided that the interest on such note is exempt from withholding of U.S. federal income tax under the portfolio interest exemption discussed above (without regard to the certification requirement). An individual may be a Non-U.S. Holder but not a non-resident of the United States for U.S. federal estate tax purposes. A Non-U.S. Holder that is an individual is urged to consult his or her own tax advisor regarding the possible application of the U.S. federal estate tax to his or her particular circumstances, including the effect of any applicable treaty.

FATCA

Pursuant to Sections 1471 through 1474 of the Code, applicable Treasury regulations, other official guidance and intergovernmental agreements entered into in respect of the foregoing, (together, commonly referred to as “FATCA”), “foreign financial institutions” (which include most non-U.S. hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other non-U.S. entities must comply with information reporting rules with respect to their U.S. account holders and investors or confront a withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other non-U.S. entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally will include interest on the notes. The FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is portfolio interest). Non-U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of the FATCA provisions on them based on their particular circumstances.

Information Reporting and Backup Withholding

A Holder may be subject, under certain circumstances, to information reporting and/or backup withholding at the applicable rate with respect to certain payments of principal or interest on a note and the proceeds of a disposition of a note before maturity.

Information reporting generally will apply to payments of principal or interest on a note and the proceeds of a disposition of a note before maturity that in each case are paid to a U.S. Holder. Backup withholding may apply to any such payments made to a U.S. Holder that (i) fails to furnish its taxpayer identification number (“TIN”), which for an individual is his or her social security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it failed properly to report certain interest or dividends, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that it is a U.S. person, that the TIN provided is correct (or that it is awaiting a TIN), and that it has not been notified by the IRS that it is subject to backup withholding. A U.S. Holder can generally establish an exemption from backup withholding by providing a properly completed IRS Form W-9 (or successor form). These information reporting and backup withholding requirements generally do not apply with respect to certain U.S. Holders, including corporations, tax-exempt organizations, certain financial institutions and individual retirement accounts.

Information reporting will apply to interest on notes paid to a Non-U.S. Holder and the amount of any tax withheld in respect of such interest payments. Copies of information returns that report such interest payments and any withholding of U.S. federal income tax may be made available to tax authorities in a country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty.

If a Non-U.S. Holder provides an IRS Form W-8BEN or W-8BEN-E (or successor form) or other applicable form (together with all appropriate attachments, signed under penalty of perjury, and identifying such Non-U.S. Holder and stating that it is not a U.S. person), and the applicable withholding agent has neither actual knowledge nor reason to know that such Non-U.S. Holder is a U.S. person, then such Non-U.S. Holder will not be subject to U.S. backup withholding with respect to payments of principal or interest on notes made by us or our paying agent. Special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

Payment of the proceeds of a disposition of a note by a Non-U.S. Holder made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless such Non-U.S. Holder (i) certifies its non-U.S. status on IRS Form W-8BEN or W-8BEN-E (or successor form) or other applicable form signed under penalty of perjury, or (ii) otherwise establishes an exemption. Payment of the proceeds of a disposition of a note by a Non-U.S. Holder made to or through a non-U.S. office of a non-U.S. broker generally will not be subject to information reporting or backup withholding unless such non-U.S. broker is a “U.S. Related Person” (as defined below). Payment of the proceeds of a disposition of a note by a Non-U.S. Holder made to or through a non-U.S. office of a U.S. broker or a U.S. Related Person generally will not be subject to backup withholding, but will be subject to information reporting, unless (i) such Non-U.S. Holder certifies its non-U.S. status on IRS Form W-8BEN or W-8BEN-E (or successor form) or other applicable form signed under penalty of perjury, or (ii) such U.S. broker or U.S. Related Person has documentary evidence in its records as to the non-U.S. status of such Non-U.S. Holder and, in either case, such U.S. broker or U.S. Related Person has neither actual knowledge nor reason to know that such Non-U.S. Holder is a U.S. person.

For this purpose, a “U.S. Related Person” is (i) a controlled foreign corporation for U.S. federal income tax purposes, (ii) a non-U.S. person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business, (iii) a non-U.S. partnership if at any time during its taxable year one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in the conduct of a U.S. trade or business or (iv) a U.S. branch of a foreign bank or foreign insurance company.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder or Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Holder’s U.S. federal income tax liability and may entitle such Holder to a refund, provided that certain required information is timely furnished to the IRS. A Holder is urged to consult its own tax advisor regarding the application of information reporting and backup withholding in its particular circumstances, the availability of an exemption from backup withholding, and the procedure for obtaining any such available exemption.

The foregoing discussion is for general information only and is not tax advice. Accordingly, you are urged to consult your tax advisor as to the particular tax consequences to you of purchasing, holding and disposing of the notes, including the applicability and effect of any state, local, or non-U.S. tax laws and any tax treaty and any recent or prospective changes in any applicable tax laws or treaties.

UNDERWRITING (CONFLICTS OF INTEREST)

Subject to the terms and conditions contained in the underwriting agreement dated the date of this prospectus supplement among us and the underwriters, we have agreed to sell to the underwriters named below, for which BofA Securities, Inc., J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. are acting as representatives, and the underwriters have severally agreed to purchase from us, the following respective principal amounts of the notes:

Underwriter	Principal Amount of 20 Notes	Principal Amount of 20 Notes
BofA Securities, Inc.	$	$
J.P. Morgan Securities LLC
Deutsche Bank Securities Inc.
ING Financial Markets LLC
SMBC Nikko Securities America, Inc.

Total	$	$

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase notes from us, are several and not joint. Those obligations are also subject to various conditions in the underwriting agreement being satisfied. The underwriting agreement provides that the underwriters will purchase all of the notes being sold pursuant to the underwriting agreement if any of them are purchased. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of          % and          % of the principal amount of the 20     Notes and the 20     Notes, respectively. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of          % and          % of the principal amount of the 20     Notes and the 20     Notes, respectively, to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

We estimate that our total expenses (excluding underwriting discounts) for this offering will be approximately $             million.

In the underwriting agreement, we have agreed that during the period from the date hereof through and until the closing of this offering, we will not offer, sell, contract to sell or otherwise dispose of any of our debt securities (other than the notes) having a tenor of more than one year without the prior consent of the representatives of the underwriters. In the underwriting agreement, we have agreed that we will jointly and severally indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The notes are a new issue of securities with no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any automated quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the notes, that you will be able to sell your notes at a particular time or that the prices that you receive when you sell will be favorable.

In connection with the offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may have the effect of preventing or retarding a decline in the market price of the notes or cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Conflict of Interest

As a result of our intended use of the net proceeds from this offering, which may include the repayment of $475 million outstanding under our Global Credit Facility and the repayment of all of our outstanding 2020 Notes, certain of the underwriters and/or their respective affiliates may receive more than 5% of the net proceeds of this offering, not including underwriting compensation, thus creating a conflict of interest within the meaning of FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. The appointment of a “qualified independent underwriter” is not necessary in connection with this offering as the notes are investment grade rated securities.

Other Relationships

Certain of the underwriters and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with us and our affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In particular, JPMorgan Chase Bank N.A., an affiliate of J.P. Morgan Securities LLC, is the administrative agent and a lender under our Global Credit Facility and 364 Day Facility and affiliates of the several underwriters are all lenders under our Global Credit Facility and 364 Day Facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes. Any such credit default swaps and short positions could adversely affect future trading prices of the notes. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

The notes are offered for sale in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

European Economic Area and the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate.

The above selling restriction is in addition to any other selling restrictions set out below.

United Kingdom

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The notes have not been and will not be offered or sold in Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong) (the “CO”), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the CO, and no advertisement, invitation or document relating to the Notes has been or will be issued or in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offering. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended (the “FIEA”)). The notes may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)), (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to the conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the notes under Section 275 of the SFA except:

(a) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (b) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (c) where no consideration is or will be given for the transfer, (d) where the transfer is by operation of law, (e) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an Accredited Investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an Accredited Investor, then securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (i) to an Institutional Investor under Section 274 of the SFA or to a Relevant Person, or any person pursuant to Section 275(1A) (in the case of that corporation) or Section 276(4)(i)(B) (in the case of that trust), and in accordance with the conditions specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”), and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL MATTERS

Certain legal matters in connection with the offered debt securities will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. Davis Polk & Wardwell LLP, New York, New York, will pass on the validity of the notes offered through this prospectus supplement for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Ralph Lauren Corporation included in the Company’s Annual Report on Form 10-K for the year ended March 28, 2020 and the effectiveness of the Company’s internal control over financial reporting as of March 28, 2020 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports included therein, which are incorporated by reference in the accompanying prospectus, this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

Debt Securities

This prospectus contains a general description of debt securities of one or more different series which we may offer for sale from time to time. The specific terms of the debt securities will be contained in one or more supplements to this prospectus.

We may offer the debt securities from time to time in amounts, at prices and on other terms to be determined at the time of offering. We may offer and sell these debt securities to or through one or more underwriters, dealers, agents, or directly to purchasers, on a continuous or delayed basis.

The debt securities will be issued by Ralph Lauren Corporation. See “Description of the Debt Securities.”

Investing in our securities involves risks that are referenced under the caption “Risk Factors” on page 6 of this prospectus. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference in this prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 7, 2018.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that Ralph Lauren Corporation, a Delaware corporation, which is also referred to as “Ralph Lauren,” “the Company,” “our company,” “we,” “us,” “ourselves” and “our,” has filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration procedure. Under this procedure, we may offer and sell from time to time, senior unsecured debt securities, in one or more series, which we refer to in this prospectus as the “debt securities.”

To understand the terms of the debt securities offered by this prospectus, you should carefully read this prospectus and any applicable prospectus supplement. You should also read the documents referred to under the heading “Where You Can Find More Information” for information regarding us and our financial statements. Certain capitalized terms used in this prospectus are defined elsewhere in this prospectus.

This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, we will prepare and distribute a prospectus supplement that will describe the specific amounts, prices and terms of the debt securities being offered. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

The prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the debt securities covered by the prospectus supplement.

We may sell debt securities to underwriters who will sell the debt securities to the public on terms fixed at the time of sale. In addition, the debt securities may be sold by us directly or through dealers or agents designated from time to time, which agents may be affiliates of ours. If we, directly or through agents, solicit offers to purchase the debt securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any offer.

The prospectus supplement will also contain, with respect to the debt securities being sold, the names of any underwriters, dealers or agents, together with the terms of the offering, the compensation of any underwriters, dealers or agents and the net proceeds to us.

Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.”

WHERE YOU CAN FIND MORE INFORMATION

Ralph Lauren Corporation files annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain such SEC filings from the SEC’s website at http://www.sec.gov. You can also read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain further information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. You can also obtain information about Ralph Lauren Corporation at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the debt securities. The registration statement, exhibits and schedules are available through the SEC’s website or at its public reference room.

INCORPORATION BY REFERENCE

In this prospectus, we “incorporate by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2018 (filed with the SEC on May 23, 2018);

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 (filed with the SEC on August 3, 2018);

•

Our Current Reports on Form 8-K (filed with the SEC on May 9, 2018, June  7, 2018 (except with respect to information furnished under Item 7.01), June 7, 2018 and August 3, 2018 (only with respect to information filed under Item 5.07)); and

•

The portions of our Definitive Proxy Statement on Schedule 14A (filed with the SEC on June  20, 2018) which were incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, 2018 (filed with the SEC on May 23, 2018).

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished pursuant to Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) under applicable SEC rules rather than filed) under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the completion of the offering under this prospectus shall be deemed to be incorporated in this prospectus by reference. The information contained on or accessible through our website (http://investor.ralphlauren.com) is not incorporated into this prospectus.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, from the SEC as described under “Where You Can Find More Information” or, at no cost, by writing or telephoning Ralph Lauren Corporation at the following address:

Ralph Lauren Corporation

625 Madison Avenue, 5th Floor

New York, New York 10022

Attention: Investor Relations

Telephone: 212-813-7862

We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize or any pricing supplement. We have not authorized anyone to provide you with different information. We do not take responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making an offer of the debt securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of such document incorporated by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement, or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act, and other financial measures. These statements may be made directly in this prospectus referring to us and they may also be made a part of this prospectus by reference to other documents filed with the SEC, which is known as incorporation by reference. Forward-looking statements are based on current expectations and are indicated by words or phrases such as “anticipate,” “estimate,” “expect,” “project,” “we believe,” “is or remains optimistic,” “currently envisions,” and similar words or phrases and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed in or implied by such forward-looking statements.

Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed under “Risk Factors” or otherwise discussed in our Annual Report on Form 10-K for the fiscal year ended March 31, 2018, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 and in our other filings made from time to time with the SEC after the date of the registration statement of which this prospectus is a part, as well as:

•

the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, and our ability to effectively transfer knowledge during periods of transition;

•	our ability to successfully implement our long-term growth strategy and achieve anticipated operating enhancements and cost reductions from our restructuring plans;

•

the impact to our business resulting from investments and other costs incurred in connection with the execution of our long-term growth strategy, including restructuring-related charges, which may be dilutive to our earnings in the short term;

•	our ability to continue to expand or grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result;

•	our ability to open new retail stores, concession shops, and digital commerce sites in an effort to expand our direct-to-consumer presence;

•

the impact to our business resulting from changes in consumers’ ability, willingness, or preferences to purchase premium lifestyle products that we offer for sale and our ability to forecast consumer demand, which could result in either a build-up or shortage of inventory;

•	our ability to continue to maintain our brand image and reputation and protect our trademarks;

•	our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment;

•	the impact to our business resulting from potential costs and obligations related to the early closure of our stores or termination of our long-term, non-cancellable leases;

•	the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders;

•

our ability to secure our facilities and systems and those of our third-party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, or similar Internet or email events;

•

our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platform; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products, tariffs, and other trade barriers which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the

Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business;

•

changes in our tax obligations and effective tax rate due to a variety of other factors, including potential additional changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated;

•

the impact to our business resulting from the recently enacted U.S. tax legislation commonly referred to as the Tax Cuts and Jobs Act, including related changes to our tax obligations and effective tax rate in future periods, as well as the enactment-related charges that were recorded during Fiscal 2018 on a provisional basis based on a reasonable estimate and are subject to change, all of which could differ materially from our current expectations and/or investors’ expectations;

•

the impact to our business resulting from the United Kingdom’s decision to exit the European Union and the uncertainty surrounding the terms and conditions of such a withdrawal, as well as the related impact to global stock markets and currency exchange rates;

•	the impact to our business resulting from increases in the costs of raw materials, transportation, and labor;

•	our exposure to currency exchange rate fluctuations from both a transactional and translational perspective;

•

the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors;

•	the potential impact on our operations and on our suppliers and customers resulting from natural or man-made disasters;

•

the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation;

•	our ability to maintain our credit profile and ratings within the financial community;

•

our ability to access sources of liquidity to provide for our cash needs, including our debt obligations, tax obligations, payment of dividends, capital expenditures, and potential repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs;

•	the potential impact to the trading prices of our securities if our Class A common stock share repurchase activity and/or cash dividend payments differ from investors’ expectations;

•	our intention to introduce new products or enter into or renew alliances;

•	changes in the business of, and our relationships with, major department store customers and licensing partners; and

•	our ability to make certain strategic acquisitions and successfully integrate the acquired businesses into our existing operations.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the documents that we have filed with the SEC, including quarterly reports on Form 10-Q, our most recent annual report on Form 10-K, current reports on Form 8-K and proxy statements.

All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We are not under any obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

THE COMPANY

Ralph Lauren Corporation, founded in 1967 by Ralph Lauren, is a global leader in the design, marketing and distribution of premium lifestyle products, including apparel, accessories, home furnishings and other licensed product categories. Our long-standing reputation and distinctive image have been developed across an expanding number of products, brands, sales channels, and international markets. We believe that our global reach, breadth of product offerings, and multi-channel distribution are unique among luxury and apparel companies. We organize our business into the following three reportable segments: North America, Europe, and Asia. In addition to these reportable segments, we also have other non-reportable segments.

Our products, which include apparel, accessories and fragrance collections for men and women, as well as childrenswear and home furnishings, comprise one of the most widely recognized families of consumer brands. Reflecting a distinctive American perspective, we have been an innovator in aspirational lifestyle branding and believe that, under the direction of internationally renowned designer Mr. Ralph Lauren, we have had a considerable influence on the way people dress and the way that fashion is advertised throughout the world. We combine consumer insight with our design, marketing, and imaging skills to offer, along with our licensing alliances, broad lifestyle product collections with a unified vision.

For a description of our business, financial condition, results of operations and other important information regarding us, see our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of the filings incorporated by reference in this prospectus, see “Where You Can Find More Information.”

Our principal executive office is located at 650 Madison Avenue, New York, New York 10022, Telephone 212-318-7000. We maintain a website at www.ralphlauren.com. Information contained on our website or any other website is not incorporated by reference into and does not constitute part of this prospectus.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific risks discussed or incorporated by reference in the applicable prospectus supplement, together with all of the other information contained in the prospectus supplement or incorporated by reference in this prospectus and the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for Ralph Lauren Corporation is set forth below for the periods indicated. For periods in which earnings before fixed charges were insufficient to cover fixed charges, the dollar amount of coverage deficiency (in millions), instead of the ratio, is disclosed.

	Three Months Ended	Fiscal Year Ended
	June 30, 2018	March 31, 2018	April 1, 2017	April 2, 2016	March 28, 2015	March 29, 2014
Ratio of earnings to fixed charges (1)	4.2x	4.0x	0.4x	4.2x	6.8x	7.5x

(1)

For purposes of computing the above ratios of earnings to fixed charges, earnings are defined as income (loss) before income taxes plus equity in losses of equity-method investees and fixed charges that are charged against income and income attributable to noncontrolling interests. Fixed charges consist of interest expense, including the amortization of deferred financing costs and discount on debt obligations, and the portion of rent expense that is considered to be representative of the interest embedded in the related leases.

USE OF PROCEEDS

We will use the net proceeds we receive from the sale of the debt securities offered by this prospectus for general corporate purposes, unless we specify otherwise in the applicable prospectus supplement. General corporate purposes may include additions to working capital, capital expenditures, repayment of debt, the financing of possible acquisitions and investments or stock repurchases.

DESCRIPTION OF THE DEBT SECURITIES

We will set forth in the applicable prospectus supplement a description of the debt securities that may be offered under this prospectus.

PLAN OF DISTRIBUTION

We may offer and sell the debt securities in any one or more of the following ways:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•

through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the debt securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis; or

•	otherwise through a combination of any of the above methods of sale.

Each time we sell debt securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the debt securities. The prospectus supplement will also set forth the terms of the offering, including:

•	the purchase price of the debt securities and the proceeds we will receive from the sale of the debt securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;

•	any commissions allowed or paid to agents;

•	any securities exchanges on which the debt securities may be listed;

•	the method of distribution of the debt securities;

•	the terms of any agreement, arrangement or understanding (including any indemnification) entered into with the underwriters, brokers or dealers; and

•	any other information we think is important.

If underwriters or dealers are used in the sale, the debt securities will be acquired by the underwriters or dealers for their own account. The debt securities may be sold from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Such sales may be effected:

•	in transactions on any national securities exchange or quotation service on which the debt securities may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•

in block transactions in which the broker or dealer so engaged will attempt to sell the debt securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the writing of options; or

•	through other types of transactions.

The debt securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters or dealers to purchase the debt securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered debt securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The debt securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in, the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the debt securities offered by this prospectus may be solicited, and sales of the debt securities may be made, by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the debt securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Some of the underwriters, dealers or agents used by us in any offering of debt securities under this prospectus may be customers of, engage in transactions with, and perform services for us or other affiliates of ours in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us to indemnify against and contribute toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us for certain expenses.

The applicable prospectus supplement may set forth restrictions or limitations, or refer to applicable laws or regulations, relating to offers or sales of the debt securities or the distribution of this prospectus and the applicable prospectus supplement in specified jurisdictions outside the United States.

Any underwriters to which offered debt securities are sold by us for public offering and sale may make a market in such debt securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time.

The anticipated date of delivery of the debt securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering. In an underwritten offering of debt securities, the underwriters will expect to deliver the notes against payment therefor on or about a date that will be specified on the cover page of the applicable prospectus supplement. That date may be between the second and tenth business day following the date of that prospectus supplement. For each underwritten offering of debt securities we have made in the recent past, that date has been the fifth business day following the date of the prospectus supplement relating to that offering of debt securities. Under Rule 15c6-1 of the SEC under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the settlement date is later than the second business day following the date of that prospectus supplement, any purchaser who wishes to trade the debt securities on the date of the applicable prospectus supplement or on the subsequent days prior to the settlement date, will be required, by virtue of the fact that the sale of the debt securities initially will settle on such later business day, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

To comply with the securities laws of some states, if applicable, the debt securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the debt securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

This prospectus and an applicable prospectus supplement may be made available in electronic format on the Internet sites of, or through online services maintained by, any of the underwriters, dealers, agents and selling group members participating in connection with any offering of debt securities or by one or more of their respective affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, dealer, agent, selling group member or affiliate thereof, prospective investors may be allowed to place orders for the purchase of debt securities online. Any such allocation for online distributions will be made by the underwriter, dealer or agent on the same basis as other allocations.

Other than this prospectus and an applicable prospectus supplement in electronic format and any electronic road show, the information on the underwriter’s, dealer’s, agent’s or any selling group member’s web site and any information contained in any other web site maintained by the underwriter, dealer, agent or any selling group member is not part of this prospectus, the prospectus supplement or supplements or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any of the underwriters, dealers, agents or selling group members in its capacity as underwriter, dealer, agent or selling group member and should not be relied upon by investors.

LEGAL MATTERS

Certain legal matters in connection with the offered debt securities will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS

The consolidated financial statements of Ralph Lauren Corporation included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2018 and the effectiveness of the Company’s internal control over financial reporting as of March 31, 2018, have been audited by Ernst & Young LLP, the Company’s independent registered public accounting firm, as set forth in their reports thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$                  % Senior Notes due 20

$                  % Senior Notes due 20

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Securities

J.P. Morgan

Deutsche Bank Securities

ING

SMBC Nikko

                    , 2020